Exhibit 99.1

O-I Reports Third Quarter Results: Strong cash flow enabled continued debt reduction.

Toledo, Ohio, October 19, 2005 — Owens-Illinois, Inc., (NYSE:OI) today reported its third quarter 2005 financial results.

•	Third Quarter Earnings Highlights
	•	Net earnings of $0.75 per share (diluted) vs. $0.47 per share (diluted) in 2004
	•	Earnings from continuing operations of $0.34 per share, including the unusual items listed in Note (1), vs. $0.45 per share in 2004
	•	Earnings from continuing operations, exclusive of the unusual items listed in Note (1), were $0.34 per share vs. $0.40 per share in 2004

	3rd Quarter 2005		3rd Quarter 2004
	$ millions	EPS	$ millions	EPS

Net earnings	$119.6	$0.75	$76.4	$0.47

Earnings from continuing oper.	56.6	0.34	73.1	0.45

Earnings from continuing oper. exclusive of items listed in Note (1)	56.2	0.34	65.7	0.40

•           Debt was reduced $178.9 million during the quarter

•           Free cash flow from continuing operations (cash provided by continuing operating activities minus additions to PP&E) increased to $190.8 million in the quarter, up $57.3 million from the year ago quarter

•           Working capital provided $166.7 million in cash during the quarter, compared with $121.1 million in the year ago quarter

•           Unit shipments during the quarter were higher than the prior year: Glass Containers up 3%; Plastics Packaging up 20%

•           Asbestos cash payments this quarter declined by 10% versus the prior year; new filings in the quarter were 48% below the prior year

“Cash generation for debt reduction, our top priority, was excellent this quarter.  Operational earnings declines due to cost impacts of energy, raw materials, transportation and transformation initiatives are significant and will likely cause full year 2005 EPS to fall below the 2004 level of $1.43; however, we understand these impacts and believe they are actionable.  We remain on track in our turnaround and transformation, and believe our third quarter results are a symbol of our focus on deleveraging as our core priority,” said Steve McCracken, O-I Chairman and Chief Executive Officer.

Reconciliation of Third Quarter 2004 earnings to Third Quarter 2005

Earnings per share from continuing operations, excluding the items listed in Note (1), were $0.34 per share for the third quarter of 2005 compared with $0.40 per share for the third quarter of 2004.

Earnings during the third quarter of 2005 were positively impacted by higher unit shipments, improved selling prices, productivity and cost reduction initiatives, and European operational synergies. However, these positive factors were more than offset by unprecedented inflationary cost pressures, principally energy and transportation, as well as operational inefficiencies, European integration and the new European headquarters, as discussed in the Company’s September 15th press release.

The higher unit shipments in the quarter reflected stronger demand for beer and beverage containers in the Company’s glass business, and significant growth in health care containers and tamper evident closures in the plastics business.

The major factors contributing to the net $0.06 EPS decline in the third quarter of 2005 compared with the third quarter of 2004 were as follows:

•	Productivity, production volume, and European operational synergies	$0.10
•	Unit shipments	0.05
•	Lower interest expense	0.02
•	Currency translation	0.01
•	Non-recurrence of BSN inventory step-up	0.12
•	Operational inefficiencies and higher overhead costs	(0.10)
•	Energy cost inflation	(0.07)
•	All other inflation (raw material, labor, etc.)	(0.06)
•	European integration and new European HQ costs	(0.05)
•	Impact of prior year divestitures	(0.03)
•	Delivery and warehousing costs	(0.02)
•	Higher effective tax rate	(0.02)
•	Higher share count	(0.01)
		$(0.06)

Consolidated Debt and Cash Flows

Consolidated debt at September 30, 2005 was $5.202 billion, $178.9 million lower than the $5.381 billion at June 30, 2005.  Cash and short-term investments ended the third quarter at $222.0 million compared with $211.8 million at the end of the second quarter, an increase of $10.2 million.  The combination of the change in debt and the change in cash represents a $189.1 million decrease in net debt during the quarter.

The principal drivers behind this reduction in net debt were as follows:

		$ Millions
•	Cash from continuing operating activities	$301.9
•	Additions to PP&E - continuing operations	(111.1)
•	Free Cash Flow	$190.8
•	Divestitures	9.3
•	Debt-related hedging activity	(30.0)
•	Convertible preferred dividends	(5.4)
•	All other	(1.6)
•	Cash effects on net debt	$163.1
•	Exchange rate fluctuations	3.9
•	Decrease in carrying value of swapped debt	22.1
•	Decrease in net debt	$189.1

Additionally, consolidated debt at September 30, 2005, was approximately $1.4 billion lower compared with September 30, 2004.  This debt reduction is principally due to the application of proceeds from the divestiture of the Company’s blow-molded plastic containers business in October 2004 and other cash generation that was used for debt reduction.

Business Review

Glass Containers Segment - Volume Growth Offset by Cost Pressures

Segment Operating Profit in the third quarter of 2005 for the Glass Containers segment declined by $12.5 million, or 6.0%, from the third quarter of 2004. The principal factors contributing to that $12.5 million decline were as follows:

		$ Millions
•	Productivity, production volume and European operational synergies	$16
•	Sales volume	10
•	Currency translation rates	3
•	Price/Mix	1
•	Non-recurrence of BSN inventory step-up	26
•	Operational inefficiencies and higher overhead costs	(15)
•	Energy cost inflation	(15)
•	All other inflation (raw materials, labor, benefits, etc)	(12)
•	European integration and new European HQ costs	(11)
•	Divested units (Corsico, Castellar and Consol)	(7)
•	Delivery and warehousing costs	(5)
•	All other - net	(3)
		$(12)

Plastics Packaging Segment - Significant Volume and Earnings Growth

Segment Operating Profit for the third quarter of 2005 was $33.1 million, compared with $29.5 million in the third quarter of 2004.

Higher unit sales volumes, improved manufacturing performance, and good cost control were the principal drivers to the higher operating profit results.

The principal factors contributing to the $3.6 million increase in third quarter Operating Profit for the Plastics Packaging Segment compared to the year ago quarter were as follows:

		$ Millions
•	Sales volume	$3
•	Productivity & production volumes	3
•	Energy & other inflation	(1)
•	All other - net	(1)
		$4

Following the October 2004 divestiture of the blow-molded plastic container business, the Plastics Packaging Segment now consists of healthcare packaging, including prescription containers and medical devices, and closures, which includes tamper-evident caps and dispensing systems.

Capital Spending

Capital spending for continuing operations for the third quarter of 2005 totaled $111.1 million, compared with $99.2 million for the year ago quarter.

In the third quarter of 2005 capital spending for the new glass plant in Windsor, Colo., was approximately $12 million higher than the prior year quarter.  For the first nine months of 2005, spending related to Windsor and the acquired BSN operations was approximately $81 million higher than the first nine months of 2004.

Interest Expense

Interest expense in the third quarter of 2005 was $113.3 million versus $120.8 million for the third quarter of 2004. The interest expense for the third quarter of 2004 represents continuing operations only, as the interest expense related to the debt for the divested blow-molded plastic container business has been reclassified to discontinued operations.

The $7.5 million of lower interest expense in the third quarter of 2005 versus the third quarter of 2004 can be summarized as follows:

		$ Millions
•	Lower average debt balances	$12.6
•	Lower interest rates on fixed rate debt	2.6
•	Non-recurrence of prior year finance fee write-off	2.6
•	Interest capitalized in Q3-2005 (Windsor factory)	1.5
•	Currency translation rates	1.4
•	Higher interest rates on variable rate debt	(13.2)
		$7.5

Effective Tax Rate

Excluding the effects of separately taxed items in both years presented in Note (1), the Company’s effective tax rate for the first nine months of 2005 was 30.0% compared with 27.9% in the first nine months of 2004, and 26.9% for the full year 2004.  The higher 2005 effective tax rate is principally due to a change in the mix of earnings toward higher tax international jurisdictions, the recent tax legislation in Ohio and recognition of other discrete changes in deferred taxes during the first nine months of 2005. The Company expects its full year 2005 effective tax rate, exclusive of separately taxed items, to be approximately 30%.

Discontinued Operations

Discontinued operations for the three months and nine months ended September 30, 2005 consists principally of a third quarter benefit from the reversal of an accrual for potential tax liabilities related to a previous divestiture.  The accrual is no longer required based on the Company’s reassessment of the potential liabilities.

Asbestos

Asbestos-related cash payments in the third quarter of 2005 were $48.9 million compared with $54.4 million for the third quarter of 2004, a reduction of $5.5 million, or 10.1%.  As of September 30, 2005, the number of asbestos-related lawsuits and claims was approximately 33,000, compared with approximately 35,000 at December 31, 2004. The Company believes that a significant number of these pending cases have exposure dates after the Company’s 1958 exit from the business, for which the Company takes the position that it has no liability or are subject to dismissal because they were filed in improper forums. The Company anticipates that cash flows from operations and other sources will be sufficient to meet its asbestos-related obligations on a short-term and long-term basis.

Outlook

“The significant cost impacts to our business are understood and actionable.  Impacts to cash flow from inflationary cost pressures must be offset via pricing and major initiatives in procurement, productivity, capital deployment and supply chain.  We remain on course and expect a challenging but positive 2006,” said McCracken.

Note (1)

		Three months ended Sept. 30,
		2005	2004
Earnings from continuing operations:		$0.34	$0.45

Items that management considers not representative of ongoing operations (consistent with Segment Operating Profit):
1)	Loss (gain) from mark to mark effect of natural gas hedge contracts *	0.03	(0.05)

2)	Reversal of accrual for potential tax liabilities related to a previous divestiture	(0.03)

Earnings from continuing operations before items that management considers not representative of ongoing operations		$0.34	$0.40

* During the first quarter of 2005, the Company completed the documentation and re-designation of its natural gas hedge contracts and began to apply special hedge accounting as of April 1, 2005.  Fluctuations in the unrealized value of natural gas hedge contracts during 2004 and during the first quarter of 2005 were reported in results of operations as non-cash gains.  After April 1, 2005, fluctuations in unrealized value will be reported as changes in the Other Comprehensive Income component of share owners’ equity.  Therefore, the $33.3 million aggregate mark to market value of the contracts recorded as gains during 2004 and the first quarter of 2005 will result in reported energy costs that are in excess of net cash costs during the remaining terms of contracts that existed at April 1, 2005.  The amount of such excess during the third quarter of 2005 was $8.2 million.  The excess will be $9.3 million in the fourth quarter of 2005 and $8.8 million during 2006. Both the gains and the excess costs are excluded from Segment Operating Profit.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Company Profile

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and South America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has 100 manufacturing facilities in 23 countries.  In 2004, annual revenues were $6.2 billion.  For more information, visit http://www.o-i.com.

Conference Call

As announced previously, a conference call to discuss the Company’s latest results will be held Thursday, October 20, 2005, at 8:30 a.m., Eastern Time.  A live webcast and a replay of the conference call will be available on the Internet at the O-I Web site (www.o-i.com). The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on October 20.  Ask for the O-I conference call.  A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on October 20 through 11:59 p.m. on Friday, October 28.  In addition to the O-I Web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International).  The conference ID number to access the replay is 9749572.

Additional information

Certain additional information regarding second quarter sales, Segment Operating Profit and EPS comparisons to prior year is available at the O-I web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

CONTACT:   O-I, Kelley Yoder, 419-247-1388

Copies of O-I news releases are available at the O-I Web site at http://www.o-i.com; or at http://www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenues:
Net sales	$1,807.5	$1,717.8	$5,323.5	$4,402.7
Royalties and net technical assistance	4.5	4.3	12.8	15.0
Equity earnings	6.6	7.5	17.9	22.2
Interest	5.2	3.5	12.9	10.2
Other (b)	1.7	4.9	39.6	34.8
	1,825.5	1,738.0	5,406.7	4,484.9

Costs and expenses:
Manufacturing, shipping, and delivery (c)	1,473.5	1,378.7	4,236.9	3,522.2
Research and development	6.6	5.2	19.0	18.2
Engineering	9.2	8.9	28.9	25.9
Selling and administrative	122.0	97.0	358.2	260.4
Interest	113.3	120.8	348.4	324.4
Other	12.0	11.9	25.4	17.4
	1,736.6	1,622.5	5,016.8	4,168.5
Earnings from continuing operations before items below	88.9	115.5	389.9	316.4

Provision for income taxes (d)	22.7	33.7	104.6	90.0

Minority share owners’ interests in earnings of subsidiaries	9.6	8.7	25.0	22.2
Earnings from continuing operations	56.6	73.1	260.3	204.2
Net earnings of discontinued operations (e)	63.0	3.3	63.0	9.6
Net earnings	$119.6	$76.4	$323.3	$213.8

Earnings from continuing operations	$56.6	$73.1	$260.3	$204.2

Less convertible preferred stock dividends	(5.4)	(5.4)	(16.1)	(16.1)

Available to common share owners	$51.2	$67.7	$244.2	$188.1

Basic earnings per share of common stock:

Earnings from continuing operations	$0.34	$0.46	$1.62	$1.27
Net earnings of discontinued operations	0.41	0.02	0.41	0.06
Net earnings	$0.75	$0.48	$2.03	$1.33

Weighted average shares outstanding (000s)	151,280	148,053	150,727	147,561

Diluted earnings per share of common stock:

Earnings from continuing operations	$0.34	$0.45	$1.60	$1.26
Net earnings of discontinued operations	0.41	0.02	0.41	0.06
Net earnings	$0.75	$0.47	$2.01	$1.32

Diluted average shares (000s)	153,357	149,923	152,979	149,098

(a)

Amounts for 2005 include the results of BSN Glasspack which was acquired in June 2004. Amounts for 2004 include the results of BSN Glasspack from June 21, 2004 through September 30, 2004. Amounts for 2004 have been adjusted from the amounts originally reported to include mark to market gains on natural gas hedge contracts that previously were deferred through September 30, 2004.

(b)

Amount for nine months ended September 30, 2005 includes a first quarter gain of $28.1 million (pretax and after tax) from the sale of the Company’s glass container facility in Corsico, Italy. The effect of this adjustment is an increase in earnings per share of $0.18. The sale of the Company’s glass container facility in Castellar, Spain did not result in a gain; the carrying value allocated to that facility, as part of the BSN acquisition, was adjusted to equal the sales proceeds.

Amount for nine months ended September 30, 2004 includes a second quarter gain of $20.6 million ($14.5 million after tax) for the sale of certain real property. The aftertax effect of this gain is an increase in earnings per share of $0.10.

(c)

Amount for three months ended September 30, 2005 includes a loss of $8.2 million ($4.9 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.03.

Amount for three months ended September 30, 2004 includes a gain of $11.3 million ($7.4 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this gain is an increase in earnings per share of $0.05.

Amount for nine months ended September 30, 2005 includes a gain of $13.2 million ($8.1 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this gain is a increase in earnings per share of $0.05.

Amount for nine months ended September 30, 2004 includes a gain of $21.1 million ($13.8 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this gain is an increase in earnings per share of $0.09.

(d)

Amount for three and nine months ended September 30, 2005 includes a third quarter benefit of $5.3 million from the reversal of an accrual for potential tax liabilities related to a previous divestiture. The accrual is no longer required based on the Company’s reassessment of the potential liabilities. The effect of this benefit is an increase in earnings per share of $0.03.

(e)

Amount for three and nine months ended September 30, 2005 consists principally of a third quarter benefit from the reversal of an accrual for potential tax liabilities related to a previous divestiture. The accrual is no longer required based on the Company’s reassessment of the potential liabilities.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Earnings from continuing operations	$56.6	$73.1	$260.3	$204.2
Non-cash charges (credits):
Depreciation	118.6	121.4	359.5	319.2
Amortization of intangibles and other deferred items	6.8	5.6	19.9	17.6
Amortization of finance fees	3.8	3.7	12.2	10.2
Gain on sale of certain real property			(28.1)	(20.6)
Mark to market effect of natural gas hedge contracts	8.2	(11.3)	(13.2)	(21.1)
Other	2.3	(5.6)	(10.3)	(38.0)
Change in non-current operating assets	9.5	(19.7)	1.8	(17.9)
Asbestos-related payments	(48.9)	(54.4)	(135.2)	(150.3)
Change in non-current liabilities	(21.7)	(1.2)	(64.7)	(12.2)
Change in components of working capital	166.7	121.1	(152.1)	91.0
Cash provided by continuing operating activities	301.9	232.7	250.1	382.1
Cash provided by discontinued operating activities		24.1		95.4
Cash provided by total operating activities	301.9	256.8	250.1	477.5
Cash flows from investing activities:
Additions to property, plant, and equipment - continuing	(111.1)	(99.2)	(296.6)	(268.5)
Additions to property, plant, and equipment - discontinued		(10.5)		(25.1)
Acquisitions, net of cash acquired		(5.2)		(630.3)
Net cash proceeds from divestitures and asset sales	9.3	7.5	159.7	100.9
Cash utilized in investing activities	(101.8)	(107.4)	(136.9)	(823.0)
Cash flows from financing activities:
Additions to long-term debt	69.0	41.9	510.6	1,364.0
Repayments of long-term debt	(242.8)	(206.1)	(646.5)	(850.3)
Increase (decrease) in short-term loans	19.4	(23.6)	43.5	(11.3)
Net payments for debt-related hedging activity	(30.0)	(2.2)	(100.0)	(28.5)
Payment of finance fees	(0.2)	(0.8)	(1.0)	(20.1)
Convertible preferred stock dividends	(5.4)	(5.4)	(16.1)	(16.1)
Issuance of common stock and other	(1.4)	3.3	20.3	14.2
Cash provided by (utilized in) financing activities	(191.4)	(192.9)	(189.2)	451.9
Effect of exchange rate fluctuations on cash	1.5	3.8	(11.6)	(7.7)
Increase (decrease) in cash	10.2	(39.7)	(87.6)	98.7
Cash at beginning of period	180.1	301.8	277.9	163.4
Cash at end of period	$190.3	$262.1	$190.3	$262.1

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Sept. 30,	Dec. 31,	Sept. 30,
	2005	2004	2004
Assets
Current assets:
Cash, including time deposits	$190.3	$277.9	$262.1
Short-term investments, at cost which approximates market	31.7	27.6	61.9
Receivables, less allowances for losses and discounts	993.0	821.3	887.0
Inventories	1,020.6	1,117.7	1,024.1
Prepaid expenses	121.7	156.3	167.9
Assets of discontinued operations			280.8
Total current assets	2,357.3	2,400.8	2,683.8

Investments and other assets:
Equity investments	109.7	117.1	159.5
Repair parts inventories	171.7	192.2	179.6
Prepaid pension	981.9	962.5	980.9
Deposits, receivables, and other assets	586.4	557.3	419.0
Goodwill	2,897.1	3,009.1	2,872.1
Assets of discontinued operations			921.2
Total other assets	4,746.8	4,838.2	5,532.3

Property, plant, and equipment, at cost	6,163.9	6,256.3	5,817.9
Less accumulated depreciation	2,971.2	2,758.6	2,637.0
Net property, plant, and equipment	3,192.7	3,497.7	3,180.9
Total assets	$10,296.8	$10,736.7	$11,397.0

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$74.2	$192.5	$438.6
Current portion of asbestos-related liabilities	158.0	170.0	165.0
Accounts payable and other liabilities	1,383.1	1,544.0	1,420.6
Liabilities of discontinued operations			122.4
Total current liabilities	1,615.3	1,906.5	2,146.6
Liabilities of discontinued operations			44.8
Long-term debt	5,127.7	5,167.9	6,148.3
Deferred taxes	196.1	183.3	151.5
Nonpension postretirement benefits	277.1	285.6	282.3
Other liabilities	745.3	883.3	771.0
Asbestos-related liabilities	473.0	596.2	488.4
Minority share owners’ interests	173.5	169.6	161.9
Share owners’ equity:
Convertible preferred stock	452.5	452.5	452.5
Common stock	1.6	1.6	1.6
Capital in excess of par value	2,294.6	2,261.1	2,244.4
Treasury stock, at cost	(237.5)	(241.3)	(242.8)
Retained deficit	(668.1)	(975.3)	(991.7)
Accumulated other comprehensive loss	(154.3)	45.7	(261.8)
Total share owners’ equity	1,688.8	1,544.3	1,202.2
Total liabilities and share owners’ equity	$10,296.8	$10,736.7	$11,397.0

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data (a)

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Selected Segment Information

Net sales:
Glass Containers	$1,604.3	$1,544.0	$4,708.6	$3,826.1
Plastics Packaging	203.2	173.8	614.9	576.6

Consolidated net sales	$1,807.5	$1,717.8	$5,323.5	$4,402.7

Product Segment Operating Profit (b):
Glass Containers (c)(d)(e)	$198.3	$210.8	$646.2	$564.8
Plastics Packaging	33.1	29.5	97.8	95.3
	231.4	240.3	744.0	660.1
Eliminations and other retained items	(26.2)	(18.8)	(59.9)	(71.2)

Segment Operating Profit	205.2	221.5	684.1	588.9
Sale of the Corsico, Italy glass container facility			28.1
Mark to market effect of natural gas hedge contracts	(8.2)	11.3	13.2	21.1
Gain on the sale of certain real property				20.6
Consolidated Operating Profit	197.0	232.8	725.4	630.6
Interest income	5.2	3.5	12.9	10.2
Interest expense	(113.3)	(120.8)	(348.4)	(324.4)
Provision for income taxes	(22.7)	(33.7)	(104.6)	(90.0)
Minority share owner’s interests in earnings of subsidiaries	(9.6)	(8.7)	(25.0)	(22.2)

Earnings from continuing operations	$56.6	$73.1	$260.3	$204.2

(a)

Amounts for 2005 include the results of BSN Glasspack which was acquired in June 2004. Amounts for the nine months ended September 30, 2004 include the results of BSN Glasspack from June 21, 2004 through September 30, 2004.Amounts for 2004 have been adjusted from the amounts originally reported to include mark to market gains on natural gas hedge contracts that previously were deferred through September 30, 2004.

(b)

Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries. Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents Operating Profit because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Operating Profit is net earnings (continuing operations). The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to net earnings is included in the tables above.

(c)

Excludes a loss of $8.2 million and a gain of $13.2 million for the three months and nine months ended September 30, 2005, respectively, from the mark to market effect of natural gas hedge contracts. Excludes gains of $11.3 million and $21.1 million for the three months and nine months ended September 30, 2004, respectively, from the mark to market effect of natural gas hedge contracts.

(d)	Amount for the nine months ended September 30, 2004 excludes a gain of $20.6 million for the sale of certain real property.

(e)	Amount for the nine months ended September 30, 2005 excludes a gain of $28.1 million for the sale of the Company’s glass container facility in Corsico, Italy.